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                                                                     EXHIBIT 23

                               AUDITOR'S CONSENT

We have issued our report dated February 18, 2003, accompanying the consolidated financial statements and schedule included in the Annual Report of Applica Incorporated on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Applica Incorporated on Form S-3 (File No. 33-26955, effective February 8, 1989), Form S-8 (File No. 33-58574, effective February 22, 1993), Form S-3 (File No. 333-06759, effective June 25, 1996), Form S-8 (File No. 333-52389, effective May 12, 1998), Form S-8 (File No. 333-52383, effective May 12, 1998), Form S-8 (File No. 333-86507, effective
August 3, 1999), Form S-8 (File No. 333-39986, effective June 23, 2000) and Form S-8 (File No. 333-39990, effective June 23, 2000).



/s/ Grant Thornton LLP

Miami, Florida
February 18, 2003